Exhibit 99.1

Contacts: Brian Lynch Patrick Burke (760) 931-1771

Scott H. Baxter Named to Board of Directors of Callaway Golf Company

CARLSBAD, CA, November 21, 2019 /PRNewswire/ Callaway Golf Company (NYSE:ELY) today announced that it has increased the size of the Company’s Board of Directors from ten to eleven members, and that Scott H. Baxter has been appointed to the Board. He will begin serving immediately and will stand for election for a full one-year term at the Company’s 2020 Annual Meeting of Shareholders.

Mr. Baxter, age 55, is currently the President and Chief Executive Officer and a member of the Board of Directors of Kontoor Brands, Inc., a global lifestyle apparel company. He was named Chief Executive Officer in August 2018 when VF Corporation announced its intention to separate its Jeanswear organization into an independent, publicly traded company. Mr. Baxter has more than 30 years of business experience, including significant experience in the apparel industry. Prior to becoming the CEO of Kontoor Brands, he was Group President, Americas West, for VF Corporation and was responsible for overseeing brands such as The North Face® and Vans®. In 2008, Mr. Baxter was named Coalition President for the Imagewear coalition, which comprised the Image and Licensed Sports Group divisions. Prior to joining VF, he served in other leadership roles, including at The Home Depot Company, Nestle and PepsiCo. Mr. Baxter holds a B.A. in History from the University of Toledo and an MBA from Northwestern University’s Kellogg Graduate School of Management.

“Scott is an exceptional talent in the apparel sector and a great addition to our Board,” commented Ronald S. Beard, Chairman of the Board of Directors of Callaway Golf Company. “With the strategic expansion of our apparel business, the Board felt it was important to bolster its perspective with a new director that could bring significant apparel experience. Through our engagement with shareholders, we know this addition is in line with their expectations. Scott fits this perfectly given not only his significant experience in the apparel space generally, but also his prior experience in the active outdoor apparel space.”

“I have enjoyed getting to know Scott over the past year and I’m pleased to welcome Scott to the Callaway Golf team,” said Chip Brewer, President and Chief Executive Officer of Callaway Golf Company. “He is an outstanding executive, a sitting public company CEO and has outstanding experience across the apparel sector, especially in the active outdoor space, all of which will bring valuable insight to our Board.”

The addition of Mr. Baxter expands the Board to a total of eleven members, including Chairman, Ronald S. Beard, Samuel H. Armacost, Oliver “Chip” Brewer III, John C. Cushman, III, Laura J. Flanagan, Russell L. Fleischer, John F. Lundgren, Adebayo O. Ogunlesi, Linda B. Segre and Anthony S. Thornley. The Company’s Bylaws mandate that the Company’s Board consist of not less than six nor more than fifteen members, of which the substantial majority must be independent. With the addition of Mr. Baxter as an independent director, ten of the eleven Board members qualify as independent under applicable standards. For more on the Company’s Board of Directors, visit the Investor Relations section of the Company’s website at www.callawaygolf.com.

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About Callaway Golf Company

Callaway Golf Company (NYSE: ELY) is a premium golf equipment and active lifestyle company with a portfolio of global brands, including Callaway Golf, Odyssey, OGIO, TravisMathew and Jack Wolfskin. Through an unwavering commitment to innovation, Callaway manufactures and sells premium golf clubs, golf balls, golf and lifestyle bags, golf and lifestyle apparel and other accessories. For more information please visit www.callawaygolf.com, www.odysseygolf.com, www.ogio.com, www.travismathew.com, and www.jack-wolfskin.com.